BRITISH COLUMBIA

Number: BC1084297

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that BALSAM TECHNOLOGIES CORP. changed its name to BLENDER BITES LIMITED on September 16, 2021 at 08:00 AM Pacific Time.

ELECTRONIC CERTIFICATE

Issued under my hand at Victoria, British Columbia
On September 16, 2021

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada